                                                                   EXHIBIT 3.35

     This LIMITED PARTNERSHIP AGREEMENT (this "Agreement") is made and entered into as of September 24, 1999, by and among IASIS HEALTHCARE HOLDINGS, INC., a Delaware corporation ("Holdings"), as the general partner (the "General Partner"), and IASIS HEALTHCARE LP, INC., a Delaware corporation, as the limited partner, and each other person (as hereinafter defined) who subsequently becomes a signatory to this agreement as a limited partner (collectively, the "Limited Partners"). References in this Agreement to "Partner" or "Partners" shall be references to one or more parties to this Agreement.

                                    ARTICLE I

                           FORMATION and ORGANIZATION

          Section 1.1 Formation. The Partners hereby associate as, form and organize a limited partnership (the "Partnership") under and pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Act") and other relevant laws of the state of Delaware and in accordance with and subject to the terms and conditions set forth in this Agreement. A certificate of limited partnership of the Partnership (the "Certificate") has been filed in conformity with the Act.

          Section 1.2 Name. The name of the Partnership shall be

"[                   ]".

          Section 1.3 Principal Place of Business. The Partnership's principal place of business shall be at such place or places as the General Partner shall from time to time determine.

          Section 1.4 Purpose. The purpose of the Partnership shall be to engage in any business or activity in which a limited partnership may engage under the Act.

          Section 1.5 Duration. The Partnership shall commence upon the filing of the Certificate as specified in Section 17-201 of the Act and shall continue until dissolved pursuant to Section 8.1.

          Section 1.6 General and Limited Partners. The Partnership shall consist of the General Partner and the Limited Partners. Except as otherwise expressly provided in this Agreement, the Limited Partners in their capacity as such shall neither participate in making the decisions of the Partnership nor have the power to manage or transact any Partnership business or act for or in the name of, or otherwise bind, the Partnership. No Limited Partner shall ever be personally liable for any part of the debts or other obligations of the Partnership or any General Partner, or be obligated to make contributions to the Partnership in excess of the Capital Contributions (as defined in Section 2.2) required to be made by it pursuant to this Agreement.

          Section 1.7 Indemnification of General Partner. The Partnership, its receivers or its trustee, shall indemnify, hold harmless and pay all judgments and claims against the General Partner, its officers, directors, shareholders, employees, agents, subsidiaries and assigns from any liability, loss or damage incurred by reason of any act performed, or omitted to be performed in connection with the Partnership business, including reasonable costs, attorney fees and any amount expended in the settlement of any claims of liability, loss or damage, unless the loss, liability or damage was caused by the intentional misconduct, gross negligence or knowing violation of law by the indemnified person.

          Section 1.8 Statutory Compliance. All real and personal property owned by the Partnership shall be deemed owned by the Partnership as an entity and held in its name, and no Partner shall have any ownership interests in any such property in its individual name. The General Partner shall execute and, as appropriate, file any and all documents and instruments as they may reasonably deem necessary or appropriate with respect to the conduct of business by the Partnership.

          Section 1.9 No Obligation to Replenish Negative Capital Account. Except as required under the Act, no Partner shall have any obligation at any time to contribute any funds to replenish any negative balance in its Capital Account (as defined in Section 2.4).

          Section 1.10 Registered Office and Registered Agent. The address of the registered office of the Partnership in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership's registered agent at such address shall be The Corporation Trust Company.



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

                                   ARTICLE II

                     CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

          Section 2.1 Initial Partnership Interests

          The Partnership interests (the "Interests") as of the date of this Agreement shall be as set forth in Exhibit A hereto. Exhibit A hereto may be adjusted from time to time pursuant to the terms of this Agreement to reflect
(a) the admission of additional Limited Partners, (b) any sale, transfer, assignment or other disposition of all or any part of any Interests of any Partner or (c) any additional Capital Contributions (as hereinafter defined) of any of the Partners. An Interest means, with respect to any Partner at any time, such Partner's entire beneficial ownership interest in the Partnership at such time, including such Partner's Capital Account, voting rights, and right to share in profits, losses, cash distributions and all other benefits of the Partnership as specified in this Agreement, together with such Partner's obligations to comply with all of the terms of this Agreement.

          Section 2.2 Initial Capital Contributions. Each Partner shall contribute an amount of money or property to the Partnership as its capital contribution ("Capital Contribution"), as set forth opposite the name of such Partner on Exhibit A hereto.

          Section 2.3 Additional Capital Contributions. The General Partner, in its discretion, may make additional cash Capital Contributions to the Partnership for purposes of paying Partnership expenses. Except as required by the Act or otherwise provided in Section 2.2 and this Section 2.3, no Partner shall have any obligations to make any Capital Contributions to the Partnership.

          Section 2.4 Capital Accounts. Each Partner shall have a capital account (a "Capital Account") which account shall be (a) increased by the amount of cash and the fair market value of any property (net of liabilities assumed by the Partnership and liabilities to which the property is subject) contributed by such Partner, plus all items of income and gain of the Partnership allocated to such Partner, (b) decreased by the amount of distributions to such Partner of cash or other property (net of liabilities assumed by the Partner and liabilities to which the property is subject), plus all items of loss and deduction of the Partnership allocated to such Partner. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be inter-



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

preted and applied in a manner consistent with such Treasury Regulations. Any allocations pursuant to this Agreement shall comply with the qualified income offset requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and the nonrecourse deduction or minimum gain chargeback requirements of Treasury Regulation Section 1.704-2.

                                   ARTICLE III

                               PROFITS AND LOSSES

          All items of income, gain, loss, deduction and credit of the Partnership shall be allocated for accounting and tax purposes as follows: one percent (1%) to the General Partner and ninety-nine percent (99%) to the Limited Partners to be shared among them in proportion to their Interests.

                                   ARTICLE IV

                         CONDUCT OF PARTNERSHIP AFFAIRS

          Section 4.1 General Partners

                    (a) The General Partner shall have the right to, and shall be fully responsible for, the management and control over the business of the Partnership. The General Partner shall make all decisions affecting the business of the Partnership, except if consent or approval of other Partners are required under the Act or pursuant to the terms of this Agreement. Powers granted to the General Partner hereunder include but not by way of limitation the power to assign duties, to sign deeds, notes, deeds of trust, contracts and leases and to assume direction of business operations. The General Partner shall have all rights, powers and authority generally conferred by the Act or as otherwise provided by law or necessary, advisable or consistent with accomplishing the purposes of the Partnership. Further, without limiting the generality of the foregoing, the General Partner have the right:

                        (i) to cause this Partnership to enter into other partnerships as a general or limited partner and to exercise the authority and to perform the duties required of this Partnership as a partner of any other partnership;



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

                        (ii) to protect and preserve the title to and the interest of the Partnership in all of its property and assets, real, personal and mixed;

                        (iii) to acquire, hold and dispose of property or any interest in it;

                        (iv) to borrow money on behalf of the Partnership and to encumber the Partnership assets or place title in the name of a nominee for purposes of obtaining financing;

                        (v) to employ from time to time, at the expense of the Partnership, consultants, accountants and attorneys;

                        (vi) to pay all expenses incurred in the operation of this Partnership and all taxes, assessments, rents and other impositions applicable to the Partnership or any part thereof; and

                        (vii) to assume any and all overall duties imposed on a General Partner by the Act.

                    (b) Notwithstanding any other provision of this Agreement to the contrary, without the prior written consent of all the Partners, the General Partner shall have no authority to:

                       (i)   do any act in contravention of this Agreement;

                       (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

                       (iii) knowingly perform any act that would subject any other Partner to liability as a general partner in any jurisdiction;

                       (iv) dissolve, liquidate, consolidate or merge the Partnership or authorize or agree to any of the foregoing;

                       (v) sell or lease, or otherwise dispose of, all or substantially all of the assets of the Partnership, other than in its ordinary course of business, or authorize or agree to any of the foregoing; and



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                       (vi)  amend this Agreement.

          Section 4.2 Tax Matters Partner. Holdings shall, in its capacity as a General Partner of the Partnership, be the Tax Matters Partner for purposes of
Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (the "Code"). Holdings shall cause to be prepared and shall sign all returns of the Partnership, make any election which is available to the Partnership, and monitor any governmental tax authority in any audit that such authority may conduct of the Partnership's books and records or other documents.

          Each Partner shall take all actions required to cause the Limited Partner to be (and continue as) such Tax Matters Partner and, as requested by the Limited Partner, to otherwise authorize and appoint the Limited Partner as that party with the sole authority to handle all tax matters of the Partnership. Each Partner agrees to execute, certify, deliver, file and record at appropriate public offices or deliver to the Limited Partner such documents as may be requested by the Limited Partner to facilitate the handling of any tax matter as the Limited Partner, in its sole discretion, deems necessary.

          Section 4.3 Limited Partners.

                 (a) No Management and Control: The Limited Partner shall take no part in the control, conduct or operation of the Partnership and shall have no right or authority to act for or bind the Partnership including during the winding up period following dissolution of the Partnership. If the General Partner has been removed and the Partnership has been dissolved, one or more Limited Partners may act for and bind the Partnership during the winding up period, as approved by a majority of all Partners.

                 (b) Limitations: No Limited Partner shall have the right or power to: (i) withdraw any part of its Capital Contribution except as a result of the dissolution of the Partnership as provided in Article VIII or as otherwise provided by law; (ii) bring an action for partition against the Partnership; (iii) cause the termination and dissolution of the Partnership, except as set forth in this Agreement; or (iv) demand or receive (x) interest on its Capital Contributions or (y) any property from the Partnership other than cash except as provided in Article VI. No Limited Partner shall have priority over any other Limited Partner either as to the return of Capital Contributions or as to items of Partnership income, gain, loss, deduction and



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credit, or distributions. Other than upon dissolution of the Partnership as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of each Limited Partner may be returned.

          Section 4.4 Compensation of Partners and Affiliates. No Partner shall receive any compensation for its services to the Partnership, except (i) reimbursement to the General Partner for costs and expenses reasonably incurred by it on behalf of the Partnership, and (iii) compensation paid to Partners and Affiliates of Partners which are engaged on behalf of the Partnership to provide services or materials that are, in the reasonable judgment of the General Partners, necessary or desirable for the Partnership.

          Section 4.5 Good Faith Actions. No Partner, nor any of its officers, directors, shareholders, constituent partners, trustees, representatives, agents or employees, shall be liable to the Partnership or to any of the other Partners for any action taken (or any failure to act) by it in good faith on behalf of the Partnership and reasonably believed by it to be authorized or within the scope of its authority hereunder, unless such action (or failure to act) constitutes fraud, gross negligence or willful breach hereof or other willful misconduct.

          Section 4.6 Meetings of Partners. Meetings of Partners shall be held at the Partnership's principal place of business as determined in Section 1.3, or any other place agreed upon by the Partners. Meetings shall be held only when called by a General Partner.

                                    ARTICLE V

                                BOOKS and RECORDS

          Section 5.1 Books and Records.

          The General Partner shall keep complete and appropriate records and books of account of all transactions and other matters related to the Partnership's business. Except as otherwise expressly provided herein, such books and records shall be maintained in accordance with generally accepted accounting principles, consistently applied, and shall reflect the allocations made pursuant to Article III. All such books and records shall be made available at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the



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

Partners or their duly authorized representatives during normal business hours. Each Partner has the right to inspect, and copy during normal business hours, the Partnership's records required to be maintained pursuant to this Section 5.1, and to obtain from the General Partners, promptly after becoming available, a copy of the Limited Partnership's federal, state and local income tax or information returns for each year.

                                   ARTICLE VI

                                  DISTRIBUTIONS

          Section 6.1 Withdrawal. No Partner shall have the right to withdraw or demand distributions of any amount in its Capital Account.

          Section 6.2 Distributions. Distributions shall be made by the Partnership to the Partners in the sole discretion of Holdings in its capacity as a General Partner, to the extent of available cash, after servicing all Partnership debt and provision of reasonable reserves for expenses and contingencies, which distributions shall be made among the Partners in the following proportion: one percent (1%) to the General Partner and ninety-nine percent (99%) to the Limited Partners, to be allocated among them in accordance with their respective partnership interests.

                                   ARTICLE VII

                       TRANSFERS OF PARTNERSHIP INTERESTS

          Section 7.1 Transfers by General Partners. No General Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of its Interest in the Partnership (whether voluntarily, involuntarily or by operation of law), provided, however, that a General Partner may pledge its Interest in the Partnership to secure the obligations of such General Partner (as guarantor or otherwise) in respect of any bank financings, and any purchaser of such Interest from the pledgee thereof in a sale which is consummated in accordance with the Uniform Commercial Code shall be entitled to all of the rights and benefits in respect of such Interest as such General Partner had immediately prior to such sale.



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

          Section 7.2 Transfers by Limited Partners; Substitute Limited Partners. No Limited Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of its Interest except with the written consent of the General Partner, provided, however, that a Limited Partner may pledge its Interest in the Partnership to secure the obligations of such Limited Partner (as guarantor or otherwise) in respect of any bank financings, and any purchaser of such Interest from the pledgee thereof in a sale which is consummated in accordance with the Uniform Commercial Code shall be entitled to all of the rights and benefits in respect of such Interest as such Limited Partner had immediately prior to such sale. Except as provided in the preceding sentence, a Person to whom an Interest is disposed may be admitted to the Company as a Limited Partner only with the consent of the General Partner; and the General Partner's consent may be given or withheld in the General Partner's sole discretion.

          Section 7.3 Void Assignments. Any purported sale, transfer, assignment, hypothecation, pledge or other disposition or encumbrance by a Partner of any Interest in the Partnership not made strictly in accordance with the provisions of this Article VII or otherwise permitted by this Agreement shall be entirely null and void.

          Section 7.4 Admission of Additional Limited Partners. The General Partner may admit persons to the Partnership as additional Limited Partners on such terms as all of the Partners shall determine; provided, that (a) each such person shall execute a counterpart of this Agreement (as modified or amended from time to time) and such other instruments necessary to admit such person to the Partnership and to confirm the undertaking of such person to be bound by all terms and provisions of this Agreement and (b) such person shall have paid or cause to be paid all of the reasonable expenses of the Partnership connected with such admission.

                                  ARTICLE VIII

                           DISSOLUTION AND LIQUIDATION

          Section 8.1 Dissolution. The Partnership shall be dissolved only upon the first to occur of any one or more of the following:

                 (a) The agreement of the General Partner and Limited
Partners owning more than 66 2/3% of the outstanding interests to dissolve the Partnership;



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

                 (b) The sale, transfer or other disposition of all or substantially all of the assets of the Partnership (not including a pledge, assignment or transfer as collateral security for the performance by the Partnership of its obligations with respect to any loans made for the purpose of developing, constructing or operating the Project) or destruction thereof (if the Partners decide not to rebuild such assets and continue the business of the Partnership), unless all Partners agree to continue the Partnership for the purpose of the receipt and collection of any payments or other consideration due to it or for the fulfillment of any continuing obligations it may have, in which event the Partnership shall be dissolved as soon as it has fulfilled any such continuing obligations or has collected all such payments or consideration, or the General Partner has reasonably determined that there is no material likelihood that any further payments or consideration will be collected by the Partnership;

                 (c) The acquisition by a Partner of all of the Interests of all other Partners;

                 (d) The occurrence of an event specified under the laws of Delaware as one effecting such dissolution, except that if, under the terms of this Agreement, the Partnership is not required to terminate, and the requirements for reconstituting the Partnership have been satisfied, then the Partnership shall immediately be reconstituted and reformed pursuant to all the applicable terms, conditions and provisions of this Agreement.

          Section 8.2 Winding Up Affairs and Distribution of Assets.

                 (a) Upon dissolution of the Partnership (except dissolution pursuant to Section 8.1(c)), and in the absence of an election to continue the business of the Partnership pursuant to Section 8.1(b), Section 8.2, or its reconstitution under Section 8.1(d), the General Partner or, if there is no General Partner, a person who shall be designated for such purposes by unanimous vote of the other Partners (a General Partner or the person so designated hereinafter referred to as the "Liquidating Agent"), shall as soon as practicable, wind up the affairs of the Partnership and sell and/or distribute the assets of the Partnership. The Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Partnership in connection with the liquidation and termination of the Partnership that the General Partner would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidating Agent is hereby expressly authorized



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and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Partnership and the transfer of any assets. The Liquidating Agent shall apply and distribute the proceeds of the sale or liquidation of the assets and property of the Partnership in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                       (i) to pay (or to make provision for the payment of) all creditors of the Partnership (including Partners who are creditors of the Partnership), in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors;

                       (ii)  after the payment (or the provision for
payment) of all debts, liabilities and obligations of the Partnership in accordance with clause (i) above, any balance remaining shall be distributed to the Partners having positive Capital Accounts in relative proportion to those Capital Accounts.

                    (b) The Liquidating Agent shall have sole discretion to determine whether to liquidate all or any portion of the assets and property of the Partnership and the consideration to be received therefor.

          Section 8.3 Termination. Upon compliance with the distribution plan set forth in Section 8.2(a), the Partnership shall cease to exist as a Partnership, and the Liquidating Agent shall execute, acknowledge and cause to be filed an appropriate certificate evidencing dissolution and termination of the Partnership.

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 Notices. Any notice to be given pursuant to this Agreement shall be given in writing and shall be delivered personally, electronically, telegraphically or by express, certified or registered mail (i) to the Partnership at its principal place of business set forth in Section 1.3, and
(ii) to a Partner at its address set forth on Exhibit A hereto, or at such other address as such Partner may hereafter designate in writing to the other Partners.



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          Section 9.2 Entire Agreement. This Agreement supersedes all prior agreements and understandings among the Partners with respect to the subject hereof.

          Section 9.3 Modification. This Agreement may be modified only upon the prior written consent of each Partner.

          Section 9.4 Waivers. No waiver or any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Partner against whom such waiver or breach is claimed. No waiver of or any breach shall be deemed a waiver of any other subsequent breach.

          Section 9.5 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby, unless such provision was fundamental to the objectives of this Agreement.

          Section 9.6 Further Assurances. Each Partner shall execute such deeds, assignments, endorsements and other instruments and documents and shall give such further assurances as shall be reasonably necessary to perform its obligations hereunder.

          Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware and without reference to any conflict of law or choice of law principles thereof.

          Section 9.8 Counterparts. This Agreement may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          Section 9.9 Remedies Not Exclusive. Whenever the Partnership or any Partner exercises one or more of the remedies provided for herein, such exercise shall not preclude the exercise of any one or more remedies otherwise available to it hereunder (unless this Agreement expressly provides otherwise), under contract, at law, in equity or otherwise.

          Section 9.10 Power of Attorney. Each Partner constitutes and appoints each General Partner its true and lawful attorney with full power of substitution to make, execute, sign, acknowledge and file a certificate of limited partnership



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and/or amendments thereto expressly authorized hereby, and upon the
Partnership's termination, a certificate of dissolution of the Partnership. The grant of a power of attorney hereunder is coupled with an interest and shall survive a Partner's disability, incompetence, death or assignment by such Partner of its Interest pursuant to this Agreement.

          Section 9.11 Successors and Assigns. Except as expressly provided to the contrary herein, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted assigns.

          Section 9.12 Exhibits. All exhibits referenced in this Agreement shall be incorporated herein by such reference and shall be deemed to be an integral part hereof.

                            [SIGNATURE PAGES FOLLOW]



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          IN WITNESS WHEREOF, the undersigned Partners have duly executed this
Agreement as of the day and year first above written.

                                GENERAL PARTNER:

                                IASIS HEALTHCARE HOLDINGS, INC.

                                By: /s/ Frank A. Coyle
                                   ------------------------------
                                   Name:  Frank A. Coyle
                                   Title: Secretary

                                LIMITED PARTNER:

                                IASIS HEALTHCARE LP, INC.

                                By: /s/ Frank A. Coyle
                                   ------------------------------
                                   Name:  Frank A. Coyle
                                   Title: Secretary

          IN WITNESS WHEREOF, the undersigned Limited Partner has duly executed this Agreement as of the 11th day of October, 1999.

                                LIMITED PARTNER:

                                IASIS HEALTHCARE CORPORATION

                                By: /s/ Frank A. Coyle
                                   ------------------------------
                                   Name:  Frank A. Coyle
                                   Title: General Counsel and Secretary

                                    EXHIBIT A

                          PARTNERS' PERCENTAGE INTEREST
                            AS OF SEPTEMBER 24, 1999


                                               Percentage                 Capital
Partner                                         Interest                Contribution
-------                                         --------                ------------

General Partner
---------------
IASIS Healthcare Holdings, Inc.                  1.00%                      $1.00
104 Woodmont Blvd.
Suite 101
Nashville, TN  37205
Facsimile:  (615) 846-3006



Limited Partner
---------------
IASIS Healthcare LP, Inc.                       99.00%                     $99.00
104 Woodmont Blvd.                              ------                     ------
Suite 101
Nashville, TN  37205
Facsimile:  (615) 846-3006

     Total                                     100.00%                    $100.00

                                   EXHIBIT A

                         PARTNERS' PERCENTAGE INTEREST
                             AS OF OCTOBER 11, 1999


                                             Percentage                     Capital
Partner                                       Interest                   Contribution
-------                                       --------                   ------------

General Partner
---------------

IASIS Healthcare Holdings, Inc.                  1.00%                          $1.00
104 Woodmont Blvd.
Suite 101
Nashville, TN  37205
Facsimile:  (615) 846-3006

Limited Partner
---------------

IASIS Healthcare Corporation                    99.00%                         $99.00
104 Woodmont Blvd.                              ------                         ------
Suite 101
Nashville, TN  37205
Facsimile:  (615) 846-3006

     Total                                     100.00%                        $100.00




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